EXHIBIT 10.28

TERM LOAN AGREEMENT

DATED AS OF FEBRUARY 18, 2005

AMONG

MD BEAUTY, INC.,
as Company,

STB BEAUTY, INC.,
as Holdings,

THE LENDERS LISTED HEREIN,

as Lenders,

and

BNP PARIBAS,

as Administrative Agent

BNP PARIBAS
Lead Arranger

CIBC WORLD MARKETS CORP.

Syndication Agent

5.10	Securities Activities	63
5.11	Employee Benefit Plans	63
5.12	Certain Fees	64
5.13	Environmental Protection	64
5.14	Employee Matters	65
5.15	Solvency	65
5.16	Matters Relating to Collateral	65
5.17	Disclosure	66
5.18	Second Lien Claims	66
SECTION 6.	AFFIRMATIVE COVENANTS	66
6.1	Financial Statements and Other Reports	67
6.2	Existence, etc	72
6.3	Payment of Taxes and Claims; Tax	72
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	72
6.5	Inspection Rights; Lender Meeting	74
6.6	Compliance with Laws, etc	75
6.7	Environmental Matters	75
6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date	76
6.9	Matters Relating to Additional Real Property Collateral	78
6.10	Interest Rate Protection	78
6.11	Deposit Accounts, Securities Accounts and Cash Management Systems	78
6.12	Collateral Assignment of Life Insurance Policy	79
6.13	Financial Assistance to Second Lien Term Loans.	79
SECTION 7.	NEGATIVE COVENANTS	79
7.1	Indebtedness	80
7.2	Liens and Related Matters	81
7.3	Investments; Acquisitions	83
7.4	Contingent Obligations	85
7.5	Restricted Junior Payments	86
7.6	Maximum Leverage Ratio	87
7.7	Restriction on Fundamental Changes; Asset Sales	87

2

7.8	Consolidated Capital Expenditures	88
7.9	Transactions with Shareholders and Affiliates	89
7.10	Sales and Lease-Backs	89
7.11	Conduct of Business	89
7.12	Amendments or Waivers of Certain Agreements; Amendments of Holdings Note Documents	90
7.13	Fiscal Year	90
7.14	OFAC	90
SECTION 8.	EVENTS OF DEFAULT	91
8.1	Failure to Make Payments When Due	91
8.2	Default in Other Agreements	91
8.3	Breach of Certain Covenants	91
8.4	Breach of Warranty	91
8.5	Other Defaults Under Loan Documents	91
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc	92
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc	92
8.8	Judgments and Attachments	93
8.9	Dissolution	93
8.10	Employee Benefit Plans	93
8.11	Change in Control	93
8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	93
SECTION 9.	ADMINISTRATIVE AGENT	94
9.1	Appointment	94
9.2	Powers and Duties; General Immunity	96
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	97
9.4	Right to Indemnity	98
9.5	Resignation of Administrative Agent; Successor Administrative Agent	98
9.6	Intercreditor Agreement; Collateral Documents and Guaranties	99
9.7	Duties of Other Agents	100
9.8	Administrative Agent May File Proofs of Claim	100
SECTION 10.	MISCELLANEOUS	101

3

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	101
10.2	Expenses	104
10.3	Indemnity	105
10.4	Set-Off	106
10.5	Ratable Sharing	107
10.6	Amendments and Waivers	107
10.7	Independence of Covenants	108
10.8	Notices; Effectiveness of Signatures	108
10.9	Survival of Representations, Warranties and Agreements	109
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	109
10.11	Marshalling; Payments Set Aside	110
10.12	Severability	110
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	110
10.14	Release of Security Interest or Guaranty	111
10.15	Applicable Law	111
10.16	Construction of Agreement; Nature of Relationship	111
10.17	Consent to Jurisdiction and Service of Process	112
10.18	Waiver of Jury Trial	112
10.19	Confidentiality	113
10.20	USA Patriot Act	114
10.21	Counterparts; Effectiveness	114
10.22	Intercreditor Agreement	114

4

EXHIBITS

I                           FORM OF NOTICE OF BORROWING

II                          FORM OF NOTICE OF CONVERSION/CONTINUATION

III                         [RESERVED]

IV                         FORM OF TERM NOTE

V                          [RESERVED]

VI                         [RESERVED]

VII                       FORM OF COMPLIANCE CERTIFICATE

VIII                      FORM OF OPINION OF COMPANY COUNSEL

IX                        FORM OF ASSIGNMENT AGREEMENT

X                          FORM OF FINANCIAL CONDITION CERTIFICATE

XI                        FORM OF SUBSIDIARY GUARANTY

XII                       FORM OF SECURITY AGREEMENT

XIII                      FORM OF HOLDINGS GUARANTY

XIV                      [RESERVED]

XV                       [RESERVED]

XVI                      FORM OF MANAGEMENT SUBORDINATION AGREEMENT

5

SCHEDULES

1.1	EXISTING DEBT

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

4.1J	ENVIRONMENTAL REPORTS

4.1L	CLOSING DATE MORTGAGED PROPERTIES

5.1	SUBSIDIARIES OF HOLDINGS

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

6.1	FISCAL YEARS

7.1	PERMITTED INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CONTINGENT OBLIGATIONS

7.9	TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

6

EXECUTION

MD BEAUTY, INC.

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is dated as of February 18, 2005 and entered into by and among STB BEAUTY, INC., a Delaware corporation (“Holdings”), MD BEAUTY, INC., a Delaware corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and BNP PARIBAS (“BNP Paribas”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $54,500,000, consisting of Term Loans (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), the proceeds of which will be used, together with the proceeds of the First Lien Term Loans and the Holdings Notes, to fund the Recapitalization and fees, commissions and expenses related thereto;

WHEREAS, Company has agreed to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, for the benefit of Lenders, a Second Priority Lien on substantially all of its fee owned real property and its personal and mixed property, including a pledge of the Capital Stock of each of its Domestic Subsidiaries and 66% of the Capital Stock of each of its first tier Foreign Subsidiaries; and

WHEREAS, Holdings and all of the Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent for the benefit of Lenders, a Second Priority Lien on substantially all of their fee owned real property and their personal and mixed property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of their first tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Company, Lenders, and Administrative Agent agree as follows:

Section 1.              DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of May 3, 2004, by and among Holdings, STB Acquisition, Inc., a Delaware corporation, Company, JH Partners and certain stockholders and option holders of Company, as in effect on June 10,

2004 and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgage” has the meaning assigned to that term in subsection 6.9.

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1% determined pursuant to the following formula:

Adjusted LIBOR	=	LIBOR
1.00 — Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed to be an “Affiliate” of any Loan Party or any Affiliate thereof.

“Agreement” means this Term Loan Agreement dated as of February 18, 2005, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Consolidated Leverage Ratio” means, at any time, the ratio of (i) Consolidated Total Debt (minus all Cash and Cash Equivalents held by any Loan Party subject to a Second Priority Lien) at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended as of the date for which a Compliance Certificate has been most recently delivered pursuant to subsection 6.1(iv).

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale (x) by Company or any of its Subsidiaries to any Person other than Company or any Subsidiary Guarantor or (y) by any Foreign Subsidiary to any Person other than Company or any of its Subsidiaries of, in each case, (i) any of the stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory (or other assets) sold, licensed, leased or disposed of in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $200,000 or less).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regards to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Berkshire Partners” means Berkshire Partners LLC, a Massachusetts limited liability company.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, the term Business Day shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“CEO Payment Amount” means a one-time bonus payment to Leslie Blodgett in the amount of $711,000 made in June, 2004.

“Certificate of Merger” means the Certificate of Merger dated as of June 10, 2004, by and between STB Acquisition, Inc., a Delaware corporation, and Company.

“Change in Control” means any of the following:  (i) (a) Permitted Holders shall cease to beneficially own and control at least a majority of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings; (b) Permitted Holders shall cease to beneficially own and control at least a majority of the issued and outstanding shares of the Capital Stock of Holdings; (ii) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of such Governing Body are not Continuing Members; (iii) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company; and (iv) the occurrence of any “Change in Control” or similar event under the Second Lien Term Loan Documents or the Holdings Note Documents.  As used herein, the term

“beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Closing Date” means February 18, 2005, the date on which the initial Loans are made.

“Closing Date Mortgage” has the meaning assigned to that term in subsection 4.1L.

“Closing Date Mortgage Policies” has the meaning assigned to that term in subsection 4.1L.

“Closing Date Mortgaged Property” has the meaning assigned to that term in subsection 4.1L.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitments” means the Term Loan Commitments.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum circulated by Administrative Agent in connection with the syndication of the Loans and the Commitments.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that for purposes of this definition, the purchase price of assets that are purchased simultaneously with the trade-in of existing assets of a similar type and nature or with the application of Net Insurance/Condemnation Proceeds or Net Asset Sale Proceeds (to the extent permitted hereunder) shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such net proceeds, as the case may be; and provided, further that Consolidated Capital Expenditures shall exclude (i) acquisition costs in Permitted Acquisitions, (ii) Permitted Equity Contribution Capex, and (iii) costs of leasehold improvements to the extent either paid for by landlords or, if paid for by Company or any of its Subsidiaries, reimbursed by landlords, in each case so long as neither the company nor any of its Subsidiaries has any obligation to pay, reimburse or repay as the case may be, any portion of such amounts in any circumstances.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash; provided that for the period from the Closing Date through the first anniversary of the Closing Date, Consolidated Cash Interest Expense should be calculated as of any date of determination by multiplying Consolidated Cash Interest Expense from the Closing Date through such date of determination by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed since the Closing Date as of such date of determination.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes paid or provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (including, without limitation, non-cash effect of any purchase accounting, write-down of intangibles and marking hedges to market), (vii) non-cash employee compensation expenses, (viii) the CEO Payment Amount, (ix) Management Fees during such period, (x) any charges associated with the one-time write offs related to the Emeryville Lease and the Corporate Office Lease, provided that the aggregate amount of such charges included in this clause (x) shall not exceed $2,000,000, (xi) Transaction Costs and any other non-recurring or extraordinary Cash costs incurred in such period, provided that the aggregate amount of such other non-recurring or extraordinary Cash costs included in this clause (xi) shall not exceed $2,000,000 in any one Fiscal Year or $4,000,000 in the aggregate from and after the Closing Date, but only, in the case of clauses (ii)-(xi), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

Notwithstanding anything contained herein to the contrary, the creation and reversal of reserves in the ordinary course of business shall not constitute non-cash items for purposes of calculating Consolidated EBITDA.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA (but determined by adding back thereto, but without duplication, any amounts deducted in the calculation of Consolidated Net Income for such period that were paid, incurred or accrued in violation of any of the provisions of this Agreement) and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of First Lien Revolving Loans or First Lien Swing Line Loans except to the extent commitments with respect to the First Lien Revolving Loans are permanently reduced in connection with such repayments, and repayments of Indebtedness that is not incurred in compliance with subsection 7.1), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) made in accordance with subsection 7.8, (c) Consolidated Cash Interest Expense in respect of Indebtedness incurred in compliance with subsection 7.1, (d) current taxes based on income of Company and its Subsidiaries paid in cash such period, (e) Transaction Costs paid in cash during such period, (f) Management Fees paid in cash during such period to the extent permitted pursuant to subsection 7.5, (g) any cash consideration paid during such period by Company or any of its Subsidiaries in connection with any Permitted Acquisition (net of any amount of Indebtedness incurred or assumed or proceeds of any equity received, in connection therewith), and (h) Transaction Costs and any other non-recurring or extraordinary Cash costs incurred in such period; provided that the aggregate amount of such other non-recurring or extraordinary Cash costs included in this clause (h) incurred during the term of this Agreement shall not exceed the aggregate amount included in Consolidated EBITDA pursuant to clause (xi) of the definition of that term; provided that for Fiscal Year 2005, all components of Consolidated Excess Cash Flow shall be calculated for the period from the Closing Date to January 1, 2006.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt with respect to such period, (iii) taxes based on income and payable in cash with respect to such period, (iv) Restricted Junior Payments referred to in subsections 7.5(iv)(a) and 7.5(iv)(b), and (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party as lessee, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense paid in or payable in respect of such period (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements, and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt (minus all Cash and Cash Equivalents held by any Loan Party on the last day of such Fiscal Quarter subject to a Second Priority Lien) as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income (or loss) of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contingent Tax Note” means that certain unsecured Contingent Promissory Note dated June 10, 2004, issued by Company to the “Holder Representative” (as defined therein) in a principal amount equal to the lesser of (i) $5,700,000 and (ii) the aggregate amount of Tax Benefits (as defined therein) received by Company.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Holdings who (i) was a member of such Governing Body on the Closing Date, or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved (iii) or was nominated for election or elected to such Governing Body by one of the Sponsors.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent, entered into in connection with any Deposit Account, security account or commodity account maintained by Holdings or any of its Subsidiaries, pursuant to which the financial institution at which such account is maintained confirms and acknowledges Administrative Agent’s security interest in, and after the occurrence and during the continuance of an Event of Default and delivery of written notice, sole dominion and control over, such account and limits its rights to set-off with respect to amounts in such account.

“Corporate Office Lease” means that certain Office Lease and Addendum (1), dated as of February 2, 2000, between MD Beauty, Inc., as successor in interest to Bare Escentuals, Inc., f/k/a/ Dolphin Acquisition Corp. d/b/a/ Bare Escentuals and Ascendant Inc., as amended by First Amendment to Office Lease, dated as of November 12, 2001, and Second Amendment to Office Lease, dated as of March 25, 2002 with respect to the property located at 425 Bush Street, San Francisco, California 94109.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic exchange rate cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or like account (including disbursement accounts, remittance accounts and zero balance accounts) maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Financing” has the meaning assigned to such term in the Intercreditor Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is acceptable to Administrative Agent; and (B) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; provided that none of any Sponsor, any Loan Party or any Affiliate of any Sponsor or any Loan Party shall be an Eligible Assignee.

“Emeryville Lease” means that certain Standard Industrial/Commercial Multi-Tenant Lease — Gross, dated as of May 15, 2002, between Bare Escentuals, Inc. and Peter Coss — Managing Partner, et al., as amended by Addendum to Lease dated as of May 15, 2002, and First Amendment to Lease, dated as of August 2, 2002, and that relates to the real property located at 1290 59th Street, Emeryville, California 94608.

“Employee Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA which is or, within the preceding six years, was maintained or contributed to by Company or, any of its Subsidiaries or, solely with respect to liability under Section 4980B of the Internal Revenue Code, any of their respective ERISA Affiliates, and (ii) any Pension Plan.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future common law duties or obligations, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings, Company or any of its Subsidiaries or any Facility.

“Equity Documents” means, collectively, the Stockholder Agreement and each of the Subscription Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely with respect to liability under Section 4980B of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition to the extent that such Person or such Subsidiary could reasonably expected to have any liability with respect thereto under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan (other than an immaterial failure to make such an installment payment) or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any

Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could be reasonably likely to constitute grounds under ERISA for the termination of, or the appointment by PBGC of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Interest Period.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 10, 2004, by and between the Company, Holdings, the financial institutions party thereto and BNP Paribas, as amended to the date hereof.

“Existing Indebtedness” means the Existing Credit Agreement and the other existing Indebtedness of Company and its Subsidiaries for borrowed money as set forth in

 Schedule 1.1 annexed  hereto and all guaranties, collateral arrangements and other material agreements and undertakings with respect thereto.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter owned or leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1% equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“First Lien Administrative Agent” means BNP Paribas, as administrative agent under the First Lien Credit Agreement, and its permitted successors in such capacity.

“First Lien Claims” means all present and future claims of any one or more of First Lien Secured Parties against the Loan Parties, or any of them, for the payment of money arising out of or related to the extension of credit or other financial accommodations by First Lien Secured Parties to the Loan Parties under the First Lien Credit Agreement, any refinancing, replacement, refunding or restatement of all or any portion thereof, any First Lien Hedge Agreement, any of the other First Lien Loan Documents or a DIP Financing, including, without limitation, all claims for principal and interest (including but not limited to post-petition interest, fees and costs even if such interest fees and costs are not an allowed claim enforceable against any Loan Party in a bankruptcy case under applicable law), reimbursement obligations in respect of letters of credit issued under the First Lien Credit Agreement, indemnification obligations and reimbursement of fees, costs and expenses, or otherwise (including payments for early termination of First Lien Hedge Agreements), whether fixed or contingent, matured or unmatured, liquidated or unliquidated.

“First Lien Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among Holdings, Company, the financial institutions party thereto, and BNP Paribas, as administrative agent, and any replacement agreement or facility existing at any time to refund, refinance, replace or renew (including subsequent or successive refinancings, replacements and renewals), in whole or in part, amounts outstanding thereunder plus any additional amounts to the extent permitted under this Agreement.

“First Lien Hedge Agreement” means the “Lender Hedge Agreements” as defined in the First Lien Security Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Loans” means the First Lien Revolving Loans, the First Lien term Loans and the First Lien Swing Line Loans.

“First Lien Revolving Loans” means the revolving loans made from time to time to Company pursuant to the First Lien Credit Agreement.

“First Lien Secured Parties” means the lenders under the First Lien Credit Agreement and the swap counterparties to any First Lien Hedge Agreement.

“First Lien Security Agreement” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Swing Line Loans” means the swing line loans made from time to time to Company pursuant to the First Lien Credit Agreement.

“First Lien Term Loans” means the term loans made to the Company pursuant to the First Lien Credit Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year (as reflected on Schedule 6.1 annexed hereto).

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Fiscal Year End.

“Fiscal Year End” means, for any Fiscal Year, the applicable Fiscal Year End reflected on Schedule 6.1.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent, as such Foreign Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean (i) all Indebtedness, and any other liabilities, and obligations, now existing or hereafter arising, for money borrowed by the Loan Parties (which shall be deemed to include all notes issued or other liabilities or obligations for money borrowed by any Loan Party to its shareholders), whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any Indebtedness for money borrowed from an Affiliate of any Loan Party) and (ii) without duplication, all Indebtedness of others for money borrowed (including Indebtedness of an Affiliate of any Loan Party) with respect to which any Loan Party has become liable by way of a guarantee or indemnity.  The term “Funded Debt” shall not include any trade payables or other liabilities not for borrowed money (or guarantees thereof) incurred in the ordinary course of business and constituting current obligations of the Loan Parties.

“Funding and Payment Office” means (i) the office of Administrative Agent located at 787 Seventh Avenue, New York, New York 10019, or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles as in effect in the United States of America and set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Guaranties” means the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Holdings Common Stock” means the common stock of Holdings, par value $0.01 per share.

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XIII annexed hereto, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

“Holdings Note Purchase Agreement” means that certain Note Purchase Agreement dated as of the date hereof by and between Holdings and  York Street Mezzanine Partners, L.P., pursuant to which the Holdings Notes are issued on the Closing Date.

“Holdings Note Documents” means the Holdings Note Purchase Agreement, Holdings Subordination Agreement, Holdings Notes, the management fee subordination agreement dated as of the date hereof by and between Berkshire Partners LLC and York Street Mezzanine Partners, L.P., the management fee subordination agreement dated as the date hereof by and between JH Partners LLC and York Street Mezzanine Partners, L.P., and the Subordination Agreement dated as of the date hereof by and among Holdings, York Street

Mezzanine Partners, L.P., Berkshire Investors LLC, Berkshire Fund V Limited Partnership, Berkshire Fund VI Limited Partnership and JH MDB Investors, L.P.

“Holdings Notes” means those certain 15.0% Senior Subordinated Notes due February 18, 2014 issued by Holdings pursuant to the Holdings Note Purchase Agreement.

“Holdings Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, among Holdings, Sponsors, and the other holders of common stock and equity securities of Holdings.

“Holdings Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among Administrative Agent, First Lien Administrative Agent, Holdings and York Street Mezzanine Partners, L.P.

“Indebtedness” means as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding trade payables incurred in the ordinary course of business and constituting current obligations), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note (it being understood that the Contingent Tax Note shall not constitute Indebtedness for purposes of this Agreement), (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Insolvency Event” means, with respect to any Person, that (i) a court with jurisdiction over such Person shall enter a decree or order for relief in respect of the Person or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or such Person or any of its Subsidiaries shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or an involuntary case shall be commenced against such Person or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person or any of its Subsidiaries for all or a substantial part of its property; or (ii) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Person or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 30 days unless dismissed, bonded or discharged.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Loan Party as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party as a debtor or with respect to any substantial part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries taken as a whole.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of February 18, 2005 by and between BNP Paribas as Administrative Agent for Lenders, and BNP Paribas in its capacity as administrative agent for the lenders under the First Lien Credit Agreement and consented to by Company, Holdings and each Subsidiary Guarantor.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include the date that is three months, or any integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its wholly-owned Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business but excluding accounts receivable that are not so included, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“JH Partners” means JH Partners LLC f/k/a Jesse.Hansen & Co., LLC, a Delaware limited liability company.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Hedge Agreement” means any Hedge Agreement entered into by Company or any of its Subsidiaries and one or more Lenders or Affiliates thereof pursuant to the terms of this Agreement.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the London interbank offered rate, rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on that service or any successor service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M. (London time), on the Interest Rate Determination Date for such Interest Period.  If the LIBOR rate for an Interest Period cannot be determined pursuant to the preceding sentence, then the LIBOR rate for such Interest Period shall be determined on the basis of the rates at which deposits in Dollars are offered to BNP Paribas at approximately 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period, and on an amount that is approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable.  Administrative Agent will request the principal London office of BNP Paribas to provide a quotation of its rate.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

“LIBOR Margin” means the margin over Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Collateral Documents, the Intercreditor Agreement, each Compliance Certificate, each Lender Hedge Agreement, each Management Subordination Agreement, the Holdings Subordination Agreement, each certificate, each fee letter, and each other instrument, document and agreement from time to time delivered by any Loan Party pursuant to this Agreement or any other Loan Document and all amendments, waivers and consents relating thereto.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Management Agreements” means collectively, (i) that certain Management Agreement dated as of June 10, 2004 by and between JH Partners and Company, as amended by

The First Amendment to Management Agreement dated as of February 18, 2004, and (ii) that certain Management Agreement dated as of June 10, 2004 by and between Berkshire Partners and Company, as amended by The First Amendment to Management Agreement dated as of February 18, 2004, as such agreements are in effect on the Closing Date and as it may thereafter be amended supplemented or otherwise modified to the extent permitted under subsection 7.12.

“Management Fees” means (i) the structuring and negotiation fees payable by Company to each of Berkshire Partners and JH Partners on the Closing Date and reimbursement of out of pocket expenses in connection therewith pursuant to the Management Agreements; provided that the aggregate amount of such fees shall in no event exceed $2,400,000 plus the amount of any expense reimbursement paid at Closing, (ii) the fees for services rendered in connection with financing, acquisition and disposition transactions involving any Loan Party, equaling one-half of one percent (0.50%) of the gross transaction value of each such transaction and payable by Company to each of Berkshire Partners and JH Partners at the closing of such transactions pursuant to the Management Agreements (iii) all other fees, expenses and other amounts or consideration payable by Company or any of its Subsidiaries to any manager or other Person (other than Company or any of its Subsidiaries, or any direct employee thereof) for management or consulting services or arrangements (other than as an employee of Company or any of its Subsidiaries), including, without limitation, the management fees payable pursuant to the Management Agreements; provided that the aggregate amount of such other fees and other amounts or consideration shall in no event exceed $600,000 plus expenses for any Fiscal Year, and (iv) amounts payable solely to reimburse reasonable amounts paid by such manager or other Person to Persons that are not Affiliates on behalf of Company and its Subsidiaries.

“Management Subordination Agreement” means each of (i) the Management Subordination Agreement executed and delivered by JH Partners and Company, and (ii) the Management Subordination Agreement executed and delivered by Berkshire Partners, in each case substantially in the form of Exhibit XVI annexed hereto, as such agreement may hereafter be amended, supplemented or otherwise modified to the extent permitted under subsection 7.12.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or (ii) the impairment (other than by reasons of the type set forth in clause (i)) of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Holdings, Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance satisfactory to Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including any Additional Mortgages, collectively.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA, to which the Company, any Subsidiary or any ERISA Affiliate currently contributes or is obligated to contribute, or with respect to which the Company, any Subsidiary or any ERISA Affiliate has or could reasonably be expected to have any liability (whether absolute or contingent).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs or expenses incurred by any Loan Party in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable by any Loan Party within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof or under applicable law as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Holdings, Company, or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings, Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any (a) actual and reasonable documented costs incurred by Holdings, Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings, Company or such Subsidiary in respect thereof and (b) any reasonable costs incurred in connection with any sale of such assets as referred to in clause (ii) of this definition including, without limitation, income taxes payable as a result of any gain recognized in connection therewith.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith,

including reasonable legal fees and expenses) from (i) the issuance of Securities of or the incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Term Notes.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest (including interest accruing on or after the occurrence of an Insolvency Event), fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as any of the foregoing.

“Officer’s Certificate” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Paid in Full” means the irrevocable termination of all commitments to extend credit that would constitute First Lien Claims, the payment in full in cash of all First Lien Claims (except undrawn letters of credit and Unasserted Obligations), including (without limitation) principal, interest, fees, costs (including but not limited to post-petition interest, fees and costs even if such interest, fees and costs are not an allowed claim enforceable against any Loan Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or cash collateralization (in an amount equal to 102% of the maximum amount that may be drawn thereon) of all letters of credit outstanding under any First Lien Claims.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA that is currently maintained or contributed to by the Company, any Subsidiary or any ERISA Affiliate, or with respect to which the Company, any Subsidiary or any ERISA Affiliate has or could reasonably be expected to have any liability (whether absolute or contingent).

“Permitted Acquisition” has the meaning assigned to that term in subsection 7.3(x).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)            Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)           statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)          deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv)          any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)           licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii)         any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi)           Liens granted pursuant to the Collateral Documents;

(xii)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

(xiii)         Liens in respect of an agreement to sell or otherwise transfer any  property, to the extent such sale or transfer is permitted by subsection 7.7.

“Permitted Equity Contribution Capex” means any expenditure by Company or its Subsidiaries for capital improvements financed by a non-refundable cash equity contribution to Company or such Subsidiary; provided that the aggregate amount of all such expenditures shall in no event exceed $5,000,000.

“Permitted Holders” means (i) Sponsors or any entity controlled thereby or any of the partners thereof and/or (ii) any of the Permitted Transferees of any Person in clause (i) hereof.

“Permitted Transferees” means, with respect to any Person, (i) any Affiliates of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledged Collateral” means collectively, the “Pledged Collateral” as defined in the Security Agreement and any Foreign Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prepaid Amount” has the meaning assigned to that term in subsection 2.4B(iii)(e).

“Prime Rate” means the rate that BNP Paribas in New York announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  BNP Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders.

“QVC Inventory” means Inventory owned by Company and located in one or more premises of QVC, Inc.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property including any fee or leasehold interest.

“Recapitalization” means the recapitalization of the Company in which the Existing Indebtedness (except Existing Indebtedness described on Schedule 7.1) will be repaid in an amount not to exceed $92,550,000, plus accrued interest and applicable prepayment premium, on the Closing Date and the Recapitalization Payment will be made on or about the Closing Date, in each case with the proceeds of the Term Loans and the First Lien Term Loans and certain cash-on-hand of the Company.

“Recapitalization Payment” means the application by the Company of the proceeds of the Term Loans, the First Lien Term Loans and cash-on-hand on or about the Closing Date towards a dividend by the Company to Holdings in an aggregate amount not to exceed $110,000,000, which Holdings in turn shall dividend, together with the net proceeds of the Holdings Notes, to its shareholders.

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, Acquisition Agreement, the Certificate of Merger, the Contingent Tax Note, the Management Agreements and the Management Subordination Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Holdings Note Documents and (v) any payment of any Management Fees.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens securing the First Lien Claims and other Liens permitted pursuant to subsection 7.2) and (ii) such Lien is the only Lien (other than Liens securing the First Lien Claims and other Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XII annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means, collectively, (i) Berkshire Partners or its Affiliates and (ii) JH Partners or its Affiliates.

“Stated Maturity Date” means February 18, 2013.

“Stockholder Agreement” means that certain Stockholder Agreement, dated as of June 10, 2004, by and among Holdings, JH MDB Investors, L.P., Bershire Fund VI Investment Corp., a Massachusetts corporation, Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, and Berkshire Investors LLC.

“Subscription Agreements” means, collectively, the (i) Stock Subscription Agreement, dated as of June 10, 2004, by and between Holdings and Gleacher Mezzanine Fund I, L.P., (ii) Stock Subscription Agreement, dated as of June 10, 2004, by and between Holdings and Gleacher Mezzanine Fund P, L.P., and (iii) Stock Subscription Agreement, dated as of June 10, 2004, by and between Holdings and York Street Mezzanine Partners, L.P.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a

Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure” with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, that Lender’s Term Loan Commitment, and (ii), after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A.

 “Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders and (ii) any promissory notes issued by Company pursuant to subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.”

“Transaction Costs” means all fees, costs, expenses, premiums, termination payments and prepayment penalties incurred by any Loan Party on or before the Closing Date (or promptly thereafter in connection with the transactions occurring on the Closing Date) in connection with the transactions contemplated by the Loan Documents and the Related Agreements, including write-off of deferred financing costs.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

1.3                               Other Definitional Provisions and Rules of Construction.

A.            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.            References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.            An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with subsection 10.6 hereof or otherwise cured.

D.            The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

E.             Any reference herein or in any other Loan Document to any agreement, document or instrument, including this Agreement, the Notes, the other Loan Documents and any schedules or exhibits thereto, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted (or not restricted) hereunder or under the applicable Loan Document.

Section 2.              AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; the Register; Optional Notes.

A.            Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in this subsection 2.1A.  Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Term Loan Commitment shall be set forth in the Register on the Closing Date and the aggregate amount of the Term Loan Commitments is $54,500,000; provided that the Term Loan Commitments of each Lender shall be adjusted to give effect to any assignments of such Term Loan Commitments pursuant to subsection 10.1B.  Each Lender’s Term Loan Commitment shall expire immediately and without further action on February 18, 2005 if the Term Loans are not made on or before that date.  Company may make only one borrowing under the Term Loan Commitments.  Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

B.            Borrowing Mechanics.  Loans made on the Closing Date shall be Base Rate Loans.  Company shall deliver to Administrative Agent a duly executed Notice of Borrowing on the Closing Date.  Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the Closing Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the Closing Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the

Closing Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

Notwithstanding the foregoing provisions of this subsection 2.1B, no LIBOR Loans may be made and no Base Rate Loan may be converted into a LIBOR Loan until the earlier of the seventh day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Commitments and the Loans has been completed.

C.            Disbursement of Funds.  All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make a Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the Closing Date, in same day funds in Dollars, at the Funding and Payment Office.  Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 and 4.2, Administrative Agent shall make the proceeds of the Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all the Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.            The Register.  Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loans of each Lender from time to time (the “Register”).  Administrative Agent shall make the Register available for inspection by the Company and the Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.  Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof; all amounts owed with respect to any Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.  Each Lender shall record on its internal records the amount of its Loans and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or any Obligations in respect of any Loans.

E.             Optional Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, substantially in the form of Exhibit IV, annexed hereto, with appropriate insertions.

2.2                               Interest on the Loans.

A.            Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBOR.  The basis for determining the rate of interest with respect to any Term Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B).  If on any day a Term Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)            Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at the sum of the Base Rate plus 5.50% per annum; or

(b)           if a LIBOR Loan, then at the sum of Adjusted LIBOR plus 6.50% per annum.

B.            Interest Periods.  In connection with each Base Rate Loan, interest shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year, and in connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i)            in the case of a Loan converted to a LIBOR Loan, the initial Interest Period for any LIBOR Loan shall commence on the date specified in the applicable Notice of Conversion/Continuation;

(ii)           in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)          if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)           no Interest Period with respect to any portion of the Term Loans shall extend beyond the Stated Maturity Date;

(vi)          there shall be no more than five Interest Periods outstanding at any time; and

(vii)         in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.            Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.            Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans equal to $1,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $100,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto unless Company pays on such conversion date all amounts owing to Lenders under subsection 2.6D; provided, further that, until the earlier of the seventh day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Commitments and the Loan has been completed, no Base Rate Loans may be converted into LIBOR Loans.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent not later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall notify each Lender of any Loan subject to the Notice of Conversion/Continuation.

E.             Default Rate.  Upon the occurrence and during the continuation of any Event of Default under any of subsection 8.1, 8.6 or 8.7, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency or Liquidation Proceeding) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.             Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.            Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3          Fees.  Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4                               Repayments and Prepayments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A.            Scheduled Payments of Term Loans.  Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
June 30, 2012	$13,625,000
September 30, 2012	$13,625,000
December 31, 2012	$13,625,000
Stated Maturity Date	$13,625,000
TOTAL:	$54,500,000

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the

Stated Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B.            Prepayments.

(i)          Voluntary Prepayments.  Subject to subsection 2.4B(ii), Company may, upon not less than ten Business Days’ prior written or telephonic notice given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment), at any time and from time to time prepay any Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount; provided, however, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company complies with subsection 2.6D with respect to any breakage costs resulting from such prepayment being made on a date prior to the expiration of the applicable Interest Period.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).  Notwithstanding the foregoing , no voluntary prepayment of the Loans shall be made by the Company or accepted by Lenders until all First Lien Claims have been Paid in Full; provided, however, at any time that the Applicable Consolidated Senior Leverage Ratio does not exceed 3.00 to 1.00, Company may make voluntary prepayments, including premium pursuant to subsection 2.4B(ii), below, if any, with the Consolidated Excess Cash Flow not required to be applied to prepayment of First Lien Loans pursuant to the First Lien Credit Agreement.

(ii)         Prepayment Premium.  If the Term Loans are voluntarily prepaid prior to and including the second anniversary of the Closing Date, or if the Term Loans become due prior to such date pursuant to Section 8 of this Agreement, Company shall pay Lenders a prepayment premium equal to 1.00% of the principal amount of the Term Loans being prepaid or becoming due, provided, however, that if the Term Loans are prepaid from Net Securities Proceeds of an initial public offering of equity Securities of Holdings, no prepayment premium will apply.  Term Loans may be prepaid without prepayment premium after the second anniversary of the Closing Date.

(iii)        Mandatory Prepayments.  On and after such time as the First Lien Claims have been Paid in Full, the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)           Prepayments From Net Asset Sale Proceeds.  No later than five (5) Business Days following the receipt by Holdings, Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale,

Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 270 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes.  In addition, Company shall, no later than 270 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)           Prepayments from Net Insurance/Condemnation Proceeds.  No later than the five (5) Business Days following the receipt by Administrative Agent or by Holdings, Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)           Prepayments Due to Issuance of Equity Securities.  On the date of receipt of the Net Securities Proceeds from the issuance of any equity Securities of Holdings, Company or any other Subsidiary of Holdings after the Closing Date (excluding, Net Securities Proceeds from (i) the issuance of equity Securities invested in Permitted Equity Contribution Capex, (ii) the issuance of equity Securities invested in Permitted Acquisitions, (iii) the issuance of equity Securities by a Subsidiary to another Subsidiary or to Company (to the extent not prohibited by this Agreement), (iv) the issuance of Holdings Capital Stock financed by loans from the Company pursuant to subsection 7.3(vi), and (v) Net Securities Proceeds of up to $300,000 from the issuance of equity Securities in connection with the exercise of stock options relating to Holdings common stock on or about the Closing Date, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(d)           Prepayments Due to Issuance of Indebtedness.  On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its other Subsidiaries after the Closing Date (other than Indebtedness permitted pursuant to subsection 7.1), Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(e)           Prepayments from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year

(commencing with the Fiscal Year ending on January 1, 2006), Company shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% (the “Consolidated Excess Cash Flow Percentage”) of such Consolidated Excess Cash Flow, provided, that if the calculation of such Consolidated Excess Cash Flow includes a deduction for voluntary prepayment of the First Lien Term Loans or Term Loans (the “Prepaid Amount”), then (i) Consolidated Excess Cash Flow shall be deemed increased by the Prepaid Amount for the purposes of determining prepayments required under this subsection (e), and (ii) Company shall receive a credit equal to the amount of the Prepaid Amount against any prepayments required under this subsection (e) with respect to the Fiscal Year in which such voluntary prepayment was made (such credit may not be carried forward to subsequent years).

(f)            Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(iv)        Application of Prepayments.

(a)           Application of Voluntary Prepayments.  Any voluntary prepayments pursuant to subsection 2.4B(i) or (ii) shall be applied to repay outstanding Term Loans to the full extent thereof which shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A.

(b)           Application of Mandatory Prepayments.  Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii) shall be applied to prepay the Term Loans to the full extent thereof which shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A.

(c)           Application of Prepayments to Base Rate Loans and LIBOR Loans.  Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C.            General Provisions Regarding Payments.

(i)          Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders.  Funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.  Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)         Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)        Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)        Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(v)         Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.            Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)          to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

(ii)         thereafter, to the payment of the Obligations and obligations of Loan Parties under any Lender Hedge Agreement for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii)        thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.            Term Loans.  The proceeds of the Term Loans, together with the proceeds of the First Lien Term Loans, shall be applied by the Company (i) to refinance Existing Indebtedness, (ii) to make the Recapitalization Payment and (iii) to pay for related fees and expenses.

B.            Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A.            Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be final conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.            Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final, conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be converted to LIBOR Loans until such time as Administrative Agent notifies Company and such Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

C.            Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to convert Loans to LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Conversion/Continuation, the Affected Lender shall convert such Loan to a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the

“Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D.            Compensation For Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of profit such as the LIBOR Margin) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, and (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company.

E.             Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.             Assumptions Concerning Funding of LIBOR Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

G.            LIBOR Loans After Default.  After the occurrence of and during the continuation of an Event of Default, if Requisite Lenders so elect, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.            Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date such Lender became a Lender, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i)            subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii)           imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of LIBOR); or

(iii)          imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be obligated to pay such additional amounts to the extent such additional amounts are incurred more than nine (9) months prior to the giving of such statement; provided, further, that, if such law, rule, regulation, order, guideline, request or other legal requirement giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof.

B.            Taxes.

(i)            Payments to Be Free and Clear.  All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)           Grossing-up of Payments.  If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)           Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)           Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c)           the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d)           within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender in respect of payments to such Lender.

(iii)          Evidence of Exemption from U.S. Withholding Tax.

(a)           Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a form W-8BEN, and a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of amounts payable under any of the Loan Documents.

(b)           Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c)           Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(d)           Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C.            Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that Company shall not be obligated to pay such additional amounts to the extent such additional amounts are incurred more than nine (9) months prior to the giving of such statement; provided, further, that, if such law, rule, regulation, order, guideline, request or other legal requirement giving rise to such additional amounts is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof.

2.8                               Statement of Lenders; Obligation of Lenders to Mitigate.

A.            Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.            Mitigation.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans of such Lender Issuing Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9                               Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (ii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the

Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.              INTENTIONALLY OMITTED

Section 4.              CONDITIONS TO LOANS

The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

4.1                               Conditions to Term Loans.

The obligations of Lenders to make the Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Holdings and Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Holdings, Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization and dated a recent date prior to the Closing Date or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and the First Lien Credit Agreement to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)          Executed originals of the Loan Documents to which such Person is a party; and

(v)           Such other documents as Administrative Agent may reasonably request.

B.            Fees.  Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Corporate and Capital Structure; Ownership.

(i)            Corporate Structure.  The corporate organizational structure of Holdings and its Subsidiaries after giving effect to the Recapitalization, shall be as set forth on Schedule 4.1C annexed hereto.

(ii)           Capital Structure and Ownership.  The capital structure and ownership of Holdings and Company, after giving effect to the Recapitalization, shall be as set forth on Schedule 4.1C annexed hereto.

D.            Representations and Warranties; Performance of Agreements.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which the Loan Documents provide shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

E.             Financial Statements; Pro Forma Financial Statements.  On or before the Closing Date, Lenders shall have received (i) audited financial statements of Company and its Subsidiaries for Fiscal Years 2001, 2002 and 2003, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, together with the report thereon of Ernst & Young and in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the consolidated financial condition of Company and its Subsidiaries, as at the dates indicated and the results of their operations for the periods indicated, (ii) unaudited financial statements of Company and its Subsidiaries as at the end of each Fiscal Quarter ended more than 45 days prior to the Closing Date and monthly financial statements for any monthly period ending after the most recent Fiscal Quarter and more than 30 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the periods indicated, all in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the consolidated financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) pro forma consolidated balance sheets of Company and its Subsidiaries as at January 2, 2005, reflecting the Recapitalization and the transactions contemplated by the Loan Documents and the First Lien Credit Agreement, and (iv) a consolidated plan and financial forecast for the six-year period after the Closing Date, including forecasted balance sheet, consolidated statements of income, and cash flows of Company and its Subsidiaries on a monthly basis for Fiscal Year 2004 and on an annual basis for each Fiscal Year thereafter during such period, together with an explanation of the assumptions on which such forecasts are based.  Each of the foregoing financial statements shall (1) be in form and substance reasonably satisfactory to Administrative Agent and Lenders, (2) be substantially consistent with any financial statements for the same periods delivered to Administrative Agent prior to the Closing Date, and (3) in the case of such financial statements for subsequent periods, be substantially consistent with any projected financial results for such periods delivered to Administrative Agent prior to the Closing Date.

F.             Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Latham & Watkins, LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, addressed to Administrative Agent and Lenders and dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G.            Solvency Assurances.  On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit X annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Recapitalization and the transactions contemplated by the Loan Documents and the First Lien Credit Agreement, (i) Holdings and its Subsidiaries on a consolidated basis and (ii) Company and its Subsidiaries on a consolidated basis will be Solvent.

H.            Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

I.              Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the First Lien Credit Agreement and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and the First Lien Credit Agreement.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

J.             Environmental Reports.  On or prior to the Closing Date, Company shall, or shall cause its Subsidiaries to, deliver to Administrative Agent Phase I and letter reports and other material documents and information, which are in the possession or control of Company or any Subsidiary, regarding material environmental matters relating to Holdings and its Subsidiaries and the Facilities.  These documents and information are set forth on Schedule 4.1J  annexed hereto.

K.            Security Interests in Personal and Mixed Property.  To the extent not otherwise satisfied pursuant to subsection 4.1L, Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected Second Priority Lien in the entire personal and mixed property Collateral, except as provided to the contrary in the Security Agreement.  Such actions shall include the following, except as provided to the contrary in the Security Agreement:

(i)            Stock Certificates and Instruments.  Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise reasonably satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and any Foreign Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to Administrative Agent) evidencing any Collateral;

(ii)           Lien Searches and UCC Termination Statements.  Delivery to Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed (if required) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii)          UCC Financing Statements and Fixture Filings.  Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings and/or consignment filings, as the case may be, duly executed by each applicable Loan Party (if required) with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv)          PTO Cover Sheets, Etc.  Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(v)           Foreign Pledge Agreements.  Execution and delivery to Administrative Agent of Foreign Pledge Agreements with respect to 66% of the Capital Stock owned by Company or a Domestic Subsidiary of all first tier Foreign Subsidiaries (if any) with respect to which Administrative Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the Second Priority Liens granted to Administrative Agent on behalf of Lenders in such Capital Stock, and the taking of all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect the Second Priority Liens; and

(vi)          Opinions of Local Counsel.  Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of the jurisdiction of organization of any Loan Party with respect to the perfection of the security interests in favor of Administrative Agent in personal or mixed property Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

L.            Closing Date Mortgages; Closing Date Mortgage Policies; Etc.  Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i)            Closing Date Mortgages.  Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1L annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”), it being understood that no Closing Date Mortgage shall encumber any Real Property Asset other than the Real Property Assets subject to the first priority Lien granted pursuant to the First Lien Loan Documents;

(ii)           Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)          Title Insurance.  (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 4.1L annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to each such Closing Date Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable Second Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(iv)          Title Reports.  With respect to each Closing Date Mortgaged Property listed in Part B of Schedule 4.1L annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

(v)           Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1L(iv);

(vi)          Matters Relating to Flood Hazard Properties.  (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(vii)         Environmental Indemnity.  If requested by Administrative Agent, an environmental indemnity agreement, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

M.           Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i)            Termination of Existing Credit Agreement and Related Liens.  On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement (the aggregate principal amount of which Indebtedness shall not exceed $65,550,000), (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of letters of credit under the First Lien Credit Agreement to support the obligations of Company and its Subsidiaries with respect thereto.

(ii)           Repayment of Company Subordinated Notes.  On the Closing Date, Company shall have repaid in full the Company Subordinated Notes referenced in the Existing Credit Agreement.

(iii)          Existing Indebtedness to Remain Outstanding.  The Existing Indebtedness described in Schedule 7.1 annexed hereto shall remain outstanding.

N.            Agreements in Full Force and Effect; Consummation of the Recapitalization.

(i)            Agreements in Full Force and Effect.  Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement, First Lien Loan Document and Holdings Note Document (each in form and substance reasonably satisfactory to Administrative Agent) certified as of the Closing Date by the secretary or similar officer of the Company as being in full force and effect without modification, waiver or amendment.

(ii)           Consummation of the Recapitalization.

(a)           (1) Company shall have received, on the Closing Date, gross proceeds from the First Lien Term Loans of at least $155,000,000, (2) Holdings shall have received, on the Closing Date, gross proceeds from the Holdings Notes of at least $15,000,000, and (3)  the Recapitalization Payment shall not exceed $125,000,000.

(b)           There shall not be an Event of Default or Potential Event of Default after giving effect to the Recapitalization.

(iii)          Officer’s Certificate.  On the Closing Date, Company shall have delivered to Administrative Agent an Officer’s Certificate of Company certifying that the conditions set forth in subsection 4.1N(ii) have been met.

O.            No Material Adverse Change. Since December 31, 2003, nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which Administrative Agent determines could reasonably be expected to have a Material Adverse Effect.

P.            Litigation.  No litigation by any entity (private or governmental) shall be pending or, to the knowledge of Holdings, Company or their respective Subsidiaries, threatened with respect to this Agreement, any other Loan Document, any Related Agreement, the First Lien Credit Agreement or any other documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Administrative Agent shall determine could reasonably be expected to have a Material Adverse Effect.

Q.            Intentionally Omitted.

R.            Certificate Regarding Financial Covenant.  On the Closing Date, Company shall have delivered to Administrative Agent an Officer’s Certificate executed by the chief financial officer of the Company certifying that the Consolidated EBITDA for the twelve-month period ending January 2, 2005, calculated on a pro-forma basis as if the Recapitalization and the other transactions consummated on the Closing Date had occurred at the beginning of such period is not less than $46,000,000 together with calculations demonstrating the foregoing in form and substance reasonably satisfactory to Administrative Agent.

S.            Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2                               Additional Conditions.

The obligation of each Lender to make Loans on the Closing Date are subject to the following further conditions precedent:

A.            Administrative Agent shall have received on or before the Closing Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B.            As of the Closing Date:

(i)            The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)          Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date; and

(iv)          No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on the Closing Date; and

Section 5.              COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, Company and Holdings represents and warrants to each Lender as of the Closing Date:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Each of Holdings and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto.  Each of Holdings and its Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Second Lien Term Loan Agreement to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Each of Holdings and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.            Conduct of Business.  Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

D.            Subsidiaries.  All of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv).  The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.  Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

5.2                               Authorization of Borrowing, etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the First Lien Credit Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.            No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents and the First Lien Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the First Lien Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders and the First Lien Loan Documents in favor of the First Lien Administrative Agent under the First Lien Credit Agreement on behalf of the lenders party thereto), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.            Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents and the First Lien Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the First Lien Loan Documents do not and will not require any Governmental Authorization, except as have been obtained.

D.            Binding Obligation.  Each of the Loan Documents and the First Lien Loan Documents has been duly executed and delivered by each Person that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

E.             Valid Issuance of Holdings Common Stock.  The Holdings Common Stock to be sold on or before the Closing Date, when issued and delivered, will be duly and validly issued, fully paid and nonassessable.  The issuance and sale of such Holdings Common Stock upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

F.             Valid Execution of First Lien Loan Documents.  Each of Holdings, Company and each Subsidiary party to any First Lien Loan Document has the corporate power and authority to enter in the First Lien Loan Documents to which it is a party.

5.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information described in subsection 4.1E.  All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, (a) in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and (b) in the case of interim financials, the absence of footnotes.  None of Holdings, Company or any of its Subsidiaries have (and none of Holdings, Company or any of its Subsidiaries will have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the periods reported for such financial statements, is not reflected in the foregoing financial statements or the notes thereto, if any, and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

5.4                               No Material Adverse Change; No Restricted Junior Payments.

Since December 31, 2003, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.            Title to Properties; Liens.  Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.            Real Property.  As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  As of the Closing Date, except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C.            Intellectual Property.  As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Company’s knowledge, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

5.6                               Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Holdings, Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting any Loan Party or any property of any Loan Party and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Holdings nor Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

Except to the extent permitted by subsection 6.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (subject to valid extensions).  Company knows of no proposed tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor and in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien.

5.8                               Performance of Agreements; Material Contracts.

A.            Neither Holdings nor Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

B.            Neither Holdings nor Company nor any of its Subsidiaries is a party to or is otherwise subject to any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.9                               Governmental Regulation.

Neither Holdings nor Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10                        Securities Activities.

A.            Neither Holdings nor Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                        Employee Benefit Plans.

A.            Company, each of its Subsidiaries and, solely for purposes of Section 4980B of the Internal Revenue Code and Title IV of ERISA, each of their respective ERISA

Affiliates are in compliance with all applicable provisions and requirements of ERISA or applicable Law and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as would not reasonably be expected to cause a Material Adverse Effect.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status.

B.            No ERISA Event has occurred or is reasonably expected to occur which would result in a liability in excess of $1,000,000 or is reasonably likely to result in a Lien.

C.            Except to the extent required under Section 4980B of the Internal Revenue Code or otherwise required by law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates the liability for which would cause a Material Adverse Effect.

D.            As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (determined based on assumptions used for purposes of GAAP) excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed an amount which, if payable, could reasonably be expected to result in a Material Adverse Effect.

5.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                        Environmental Protection.

Except for such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

(i)            neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(ii)           neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)          there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries; and

(iv)          Company and its Subsidiaries have been and are in compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, except where any non-compliance would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14                        Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Solvency.

Holdings and its Subsidiaries on a consolidated basis, and Company and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations on any date on which this representation is made, will be, Solvent.

5.16                        Matters Relating to Collateral.

A.            Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.1K, 4.1L, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent, for the benefit of Lenders, as security for the Obligations, a valid Second Priority Lien on all of the Collateral (except as provided to the contrary in the Security Agreement), and all filings and other actions necessary or desirable to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

B.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.            Absence of Third-Party Filings.  Except for filings perfecting Liens permitted under subsection 7.2A and Liens securing the First Lien Claims and filings naming Administrative Agent as secured party, in accordance with this Agreement and the other Loan Documents, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

D.            Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.17                        Disclosure.

No representation or warranty of any Loan Party contained in the Confidential Information Memorandum, in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18                        Second Lien Claims.

The Obligations constitute “Second Lien Claims” under the Intercreditor Agreement.

Section 6.              AFFIRMATIVE COVENANTS

Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Financial Statements and Other Reports.

Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company will deliver to Administrative Agent (and Lenders through Administrative Agent):

(i)            Events of Default, etc.:  promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)           Monthly and Quarterly Financials:  as soon as available and in any event within 30 days after the end of each month and within 60 days after the end of each Fiscal Quarter, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in detail reasonably satisfactory to Administrative Agent and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter;

(iii)          Year-End Financials:  as soon as available and in any event within 120 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of  Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries for such Fiscal Year in a form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)          Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(v)           Reconciliation Statements:  if, as a result of any change in accounting principles or any material change in accounting policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles or any material change in accounting policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iv) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)          Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review subsection 7.6 of this Agreement, and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention under subsection 7.6 and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

(vii)         Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings or Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings, Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii)        SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or Company to its security holders or by any Subsidiary of Company to its security holders other than Holdings, Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its

Subsidiaries to the public concerning material developments in the business of Holdings or Company or any of its Subsidiaries;

(ix)           Litigation or Other Proceedings:  (a) promptly upon any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Holdings, Company or any of its Subsidiaries or any property of Holdings, Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

                (x)            if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                (y)           seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Holdings, Company or any of its Subsidiaries equal to or greater than $500,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(x)            ERISA Events:  promptly upon becoming aware of the occurrence or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their then-existing ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)           ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their then-existing ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii)          Financial Plans:  as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year prepared on a monthly basis, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (b) such other information and projections as any Lender may reasonably request;

(xiii)         Insurance:  together with the financial statements delivered pursuant to clause (iii) above, a certificate in form and substance reasonably satisfactory to Administrative Agent (which shall be from an insurance broker and consistent with past practices) outlining all material insurance coverage maintained as of the date of such certificate by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year and confirming the status of Administrative Agent as additional insured and/or loss payee under all such insurance to the extent required by subsection 6.4;

(xiv)        Governing Body:  with reasonable promptness, written notice of any change in the Governing Body of Holdings or Company;

(xv)         New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xvi)        Material Contracts:  promptly, and in any event within ten Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xvii)       Notice from Holders of First Lien Loans:  promptly, upon receipt, copies of all default, event of default or acceleration notices from holders of First Lien Loans or a trustee, agent or other representative of such a holder;

(xviii)      Intentionally Omitted.

(xix)         Environmental Audits and Reports:  as soon as practicable following receipt thereof, copies of all significant non-privileged environmental audits and reports, whether prepared by personnel of Holdings, Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim in either case which could reasonably be expected to result in a Material Adverse Effect;

(xx)          First Lien Loan Documents and Related Agreements:  promptly upon execution and delivery thereof, copies of any material amendment, restatement, supplement or other modification to or waiver of any First Lien Loan Documents or Related Agreement entered into after the date hereof; and

(xxi)         Other Information:  with reasonable promptness, such other information and data with respect to Holdings, Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2                               Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3                               Payment of Taxes and Claims; Tax

A.            Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a Tax or claim, which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.            Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds

A.            Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B.            Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment, and (iii) “key-man” life insurance with respect to Leslie A. Blodgett on such terms and amounts as are consistent with such “key-man” life insurance in effect as of the Closing Date. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a lender (or, as the case may be, mortgagee) loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the lender (or, as the case may be, mortgagee) loss payee thereunder for any covered loss in excess of $250,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

C.            Application of Net Insurance/Condemnation Proceeds.

(i)            Business Interruption Insurance.  On and after such time as the First Lien Claims have been Paid in Full, upon receipt by Holdings, Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default under any of subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default under any of subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsections 2.4B and 2.4D;

(ii)           Net Insurance/Condemnation Proceeds Received by Administrative Agent or Loan Parties.  On and after such time as the First Lien Claims have been Paid in Full, upon receipt by (a) Administrative Agent or (b) Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds (other than any business interruption insurance proceeds pursuant to clause (i) above), in the case of clause (a), Company hereby authorizes Administrative Agent to apply, and in the case of clause (b), Company shall apply, an amount equal to such Net Insurance/Condemnation Proceeds, to prepay the Loans as provided in subsection 2.4B; provided, however, that if (1) no Event of Default or Potential Event of Default shall have occurred and is continuing and (2) the aggregate amount of such Net Insurance/Condemnation Proceeds received during such Fiscal Year does not exceed $400,000, the Loans shall not be required to be prepaid; provided, further, that if (1) no Event of Default or Potential Event of Default shall have occurred and is continuing and (2) the aggregate amount of such Net Insurance/Condemnation Proceeds received during such Fiscal Year exceeds $400,000, if Company delivers to Administrative Agent an Officer’s Certificate setting forth (A) that portion of such Net Insurance/Condemnation Proceeds (the “Proposed Insurance Reinvestment Proceeds”) that Holdings or such Subsidiary intends to use within 270 days of such date of receipt to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received and (B) the proposed use of the Proposed Insurance Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request (all of the foregoing, collectively, “Restoration and Repair”) in respect of which such Proposed Insurance Reinvestment Proceeds were received; provided, further, that at the end of such 270 day period, (i) Company shall provide to Administrative Agent an Officer’s Certificate, together with such evidentiary documentation as Administrative Agent may request, setting forth the amount, if any, by which the Proposed Reinsurance Reinvestment Proceeds exceeded the total costs of such Restoration and Repair (such excess, the “Unused Insurance Proceeds Amount”) and (ii) the Loans shall be repaid by an amount equal to any Unused Insurance Proceeds Amount in accordance with subsection 2.4B(iv).

6.5                               Inspection Rights; Lender Meeting.

A.            Inspection Rights.  Company shall, and shall cause each of the other Loan Parties to, permit (i) any authorized representatives designated by Administrative Agent (which may be accompanied by representatives of any Lender at such Lender’s expense) to visit and inspect any of the properties of any Loan Party, to inspect, copy and take extracts from its and their financial and accounting records at Company’s expense, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), and (ii) any authorized representatives designated by Administrative Agent to conduct one audit or appraisal of all Collateral of Loan Parties during each Fiscal Year ending after the Closing Date (exclusive of the audits and appraisals conducted by Administrative Agent prior to the Closing Date (collectively, the “Base Audit”)) or more frequently if reasonably requested by Administrative Agent and at Administrative Agent’s expense provided that after the occurrence and during the continuance of an Event of Default Company shall, and shall cause its Subsidiaries to permit such additional audits as Administrative Agent may deem necessary or advisable, each such audit or appraisal to be substantially similar in scope and substance to the Base Audit, and at Company’s expense, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

B.            Lender Meeting.  Without in any way limiting the foregoing, Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders at least once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                               Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental Matters.

A.            Environmental Disclosure.  Company will deliver to Administrative Agent and Lenders:

(i)            Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)           Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(iv)          Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.            Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)            Remedial Actions Relating to Hazardous Materials Activities.  Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

(ii)           Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.8                               Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A.            Execution of Subsidiary Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of

Lenders, a valid and perfected Second Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary except as provided to the contrary in the Collateral Documents.  In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B.            Foreign Subsidiaries.  In the event that any Person becomes a Foreign Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of the Lenders, a valid and perfected Second Priority Lien on 66% of the Capital Stock of such first tier Foreign Subsidiary.

C.            Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) an executed supplement to the Security Agreement evidencing the pledge of the Capital Stock of such Subsidiary by Company or a Subsidiary of Company that owns such Capital Stock, accompanied by all certificates evidencing such Capital Stock, together with an irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to Administrative Agent, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9                               Matters Relating to Additional Real Property Collateral.

A.            Additional Mortgages, Etc.  From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property, (a) in each case, reasonably determined by Administrative Agent to be of material value as Collateral or of a material importance to the operations of Company and its Subsidiaries, and (b) in the case of clause (ii), excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent.

B.            Real Estate Appraisals.  Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10                        Interest Rate Protection.

At all times after the date that is 180 days after the Closing Date, Company shall maintain in effect for three years after the Closing Date one or more Interest Rate Agreements in an aggregate notional principal amount of not less than 40% of the aggregate principal amount of the Term Loans and the First Lien Term Loans outstanding, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent; provided that Company shall not be obligated to maintain in effect any such Interest Rate Agreements at any time that the Applicable Consolidated Leverage Ratio is less than or equal to 2.00:1:00.  For purposes of clarification, while the above described Interest Rate Agreements are required to be maintained during the above described periods, each individual Interest Rate Agreement is not required to be of such duration.

6.11                        Deposit Accounts, Securities Accounts and Cash Management Systems.

Company shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent.  From and after the date which is 30 days after the Closing

Date, Company shall not permit any of such Deposit Accounts and Securities Accounts at any time to have a principal balance in excess of $500,000 unless Company or such Subsidiary, as the case may be, has (i) executed and delivered to Administrative Agent a Control Agreement, and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such account, including without limitation, an opinion of counsel reasonably requested by Administrative Agent; provided that, if Company or such Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Subsidiary to transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Company or such Subsidiary has obtained a Control Agreement.  From and after the date which is 30 days after the Closing Date, Company shall not permit the aggregate principal balance of all Deposit Accounts and Securities Accounts of Company and of its Subsidiaries (other than Deposit Accounts and Securities Accounts subject to a Control Agreement) at any time to exceed $2,000,000.

6.12                        Collateral Assignment of Life Insurance Policy.

Company shall no later than 45 days after the Closing Date, deliver to Administrative Agent, a “Collateral Assignment of Life Insurance Policy” relating to Leslie A. Blodget’s “Key-Person” life insurance.

6.13                        Financial Assistance to Second Lien Term Loans.

In the event that any Loan Party or any Affiliate of any Loan Party establishes or issues a guarantee, letter of comfort or other financial or credit support to the holders of any First Lien Loans such Loan Party shall, or shall cause such Affiliate to, promptly establish or issue a guarantee, letter of comfort or other financial or credit support to Administrative Agent on behalf of the Lenders pursuant to documentation substantially identical (with appropriate changes) to the documentation executed in favor of the holders of such First Lien Loans together with (unless waived by Requisite Lenders in their sole discretion) an opinion of counsel to such Loan Party or such Affiliate (which shall cover, among other things, the legality, validity, binding effect and enforceability of such documentation).

Section 7.              NEGATIVE COVENANTS

Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                               Indebtedness.

Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Company may become and remain liable with respect to the Obligations;

(ii)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases or to finance the purchase price of equipment, fixtures, inventory and other similar property of Company and its Subsidiaries aggregating not in excess of $15,000,000;

(iv)          Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary may become and remain liable with respect to Indebtedness to Company or any other Subsidiary; provided that (a) a Lien on all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders, (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or other instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement and (c) if Company or any Subsidiary Guarantor becomes liable with respect to Indebtedness to any Subsidiary which is not a Subsidiary Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations in a manner and to an extent reasonably satisfactory to Administrative Agent;

(v)           Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto, including any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(vi)          Company and its Subsidiaries may become liable with respect to the First Lien Claims, provided, however, that the sum of the principal amount of loans and unfunded loan commitments under the First Lien Credit Agreement shall not exceed $170,000,000, provided further, however, that such limit may be exceeded by an additional $5,000,000 if the Company delivers an Officer’s Certificate to the Administrative Agent certifying that no Event of Default exists and that the Company will be in compliance with its covenants under subsection 6.6 after giving effect to the proposed increase;

(vii)         Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Company or any of its Subsidiaries;

(viii)        Foreign Subsidiaries of Company may become and remain liable with respect to additional Indebtedness to finance working capital and otherwise in an aggregate principal amount not to exceed $6,000,000 at any time outstanding;

(ix)           Holdings may remain liable with respect to any promissory note issued in exchange for Holdings Capital Stock in transactions otherwise permitted by subsection 7.5(v); provided that such promissory notes shall be subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent;

(x)            Holdings may become and remain liable with respect to Indebtedness under the Holdings Note Documents;

(xi)           Holdings may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.2                               Liens and Related Matters.

A.            Prohibition on Liens.  Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)            Permitted Encumbrances;

(ii)           Liens described in Schedule 7.2 annexed hereto;

(iii)          Liens securing Indebtedness incurred pursuant to subsection 7.1(iii); provided that such Liens shall not in the aggregate secure Indebtedness in excess of $15,000,000 at any time;

(iv)          Liens securing the First Lien Claims; and

(v)           Other Liens in an aggregate amount not to exceed $500,000 at any time outstanding.

Notwithstanding the foregoing, Holdings and its Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to subsection 6.11 or the Security Agreement.

B.            Equitable Lien in Favor of Lenders.  If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C.            No Further Negative Pledges.  Except as set forth in the First Lien Credit Agreement, neither Holdings nor any of its Subsidiaries shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) restrictions by reason of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (ii) purchase money Indebtedness and Capital Leases permitted to be incurred under this subsection, Permitted Encumbrances described in clause (iii) of such defined term or Liens permitted under subsection 7.2(ii) and restrictions in the agreements relating thereto that limit the right of the Company to dispose of or transfer the assets subject to such Liens, (iii) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (iv) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and other permitted sales of assets, (v) restrictions contained in agreements with respect to Indebtedness incurred by any Foreign Subsidiary in accordance with this Agreement; provided that such restrictions are limited to the property or assets of such Foreign Subsidiary, and (vi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements.

D.            No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Except as provided in the Loan Documents, the First Lien Loan Documents, and the Holdings Note Documents, Holdings and Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or in the First Lien Credit Agreement, (b) as may be provided in an agreement with respect to a permitted Asset Sale and other permitted sales of assets, (c) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be), (d) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (e) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by subsection 7.1 to be incurred, (f) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition, (g) restrictions on the disposal of or transfer of assets subject to Liens relating to purchase money Indebtedness and Capital Leases and (h) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.

7.3                               Investments; Acquisitions.

Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i)            Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(ii)           Company and Subsidiary Guarantors may make and own equity Investments in other Subsidiary Guarantors and Holdings may own the Investments owned by it in Company;

(iii)          Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

(iv)          Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(v)           Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vi)          Holdings, Company or any Subsidiary may make loans to their respective employees for the purchase of shares of the Capital Stock of Holdings; provided that the aggregate principal amount of all such loans at any time outstanding does not exceed

$15,000,000 during the term of the Agreement; and that such Person pledges any notes evidencing such loans to Administrative Agent for the benefit of Lenders pursuant to the Security Agreement, and that the proceeds of the sale of such Capital Stock are promptly contributed by Holdings to Company;

(vii)         Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

(viii)        Company and its Subsidiaries may receive Investments in connection with permitted Asset Sales pursuant to subsection 7.7(iii) and other permitted sales of assets under subsection 7.7(v); provided that all such Investments are pledged to Administrative Agent for the benefit of Lenders pursuant to the Security Agreement;

(ix)           Holdings may repurchase shares of Holdings Capital Stock (or any options or rights to acquire such Capital Stock) from any former or current employee of Holdings or its Subsidiaries to the extent permitted under subsection 7.5;

(x)            Company and its Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) (in each case, a “Permitted Acquisition”) and continue to own such assets after the acquisition thereof; provided that (i) the aggregate amount of Cash Consideration paid by Company and its Subsidiaries for Permitted Acquisitions shall not exceed $20,000,000 in the aggregate, and (ii) the aggregate amount of consideration consisting of equity Securities paid by Company and its Subsidiaries for Permitted Acquisitions shall not exceed $7,500,000; and provided further that (i) Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary, (ii) Company shall have delivered a disclosure statement updating each of the Schedules to this Agreement and the other Loan Documents to reflect any factual revisions or modifications to the information set forth therein resulting from such acquisition; provided that any such update which alters the substantive effect of any representation or warranty, covenant or any other term or condition of this Agreement or any other Loan Document or which discloses an event or circumstance that, in any case, would otherwise require the consent of Administrative Agent, Requisite Lenders or Lenders to such modification, event or circumstance, shall not constitute a modification of this Agreement or any other Loan Document or a permitted disclosure hereunder or thereunder, and shall not excuse any Event of Default or Potential Event of Default which may otherwise arise in connection therewith, without written consent required hereunder of Administrative Agent, Requisite Lenders or Lenders, as the case may be; (iii) after giving effect to such acquisition, Company and its Subsidiaries (1) shall not be engaged in any business not permitted by subsection 7.11, (2) shall be in compliance on a pro forma basis after giving effect to such acquisition with each of the financial covenants contained in subsection 7.6, (3) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such acquisition, (4) the representations and warranties in Section 5 hereof  (as supplemented in accordance with (ii) above) shall be true, correct and complete in all material respects on and as of the Permitted Acquisition closing date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date), and (5) Company shall have delivered to Administrative Agent and the Lenders an Officer’s Certificate to the effect set forth in the foregoing clauses (1) through (4) and a Compliance Certificate to evidence clause (2); and (iv) on or before the Permitted Acquisition closing date, Lenders shall have received from Company such other documents and information (including financial information) in respect of such Permitted Acquisition as any Lender may (through Administrative Agent) reasonably request;

(xi)           Company  and its Subsidiaries may make and own Investments deemed to arise out of guaranties which are otherwise permitted by this Agreement;

(xii)          Company and the Subsidiary Guarantors may make and own Investments in Foreign Subsidiaries, provided that the amount of all such Investments made from and after the Closing Date minus the amount of all cash dividends, distributions and other payments received by Company or any of the Subsidiary Guarantors in respect of such Investments after the Closing Date shall not at any time exceed $7,500,000;

(xiii)         Foreign Subsidiaries may make and own Investments in the Company or any of its Subsidiaries; and

(xiv)        Company and the Subsidiary Guarantors may make and own other Investments in addition to the Investments otherwise permitted in this subsection 7.3; provided that the aggregate amount of such Investments does not exceed $2,000,000.

7.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(ii)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of letters of credit issued under the First Lien Credit Agreement;

(iii)          Company may become and remain liable with respect to Contingent Obligations under (a) First Lien Hedge Agreement obligations and (b) Hedge Agreements required under subsection 6.10;

(iv)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets, in each case, permitted hereunder;

(v)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries, in an aggregate amount not to exceed at any time $1,500,000;

(vi)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1 or any other obligations of the Company and its Subsidiaries are not prohibited hereby;

(vii)         Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(viii)        Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $4,000,000; and

(ix)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under take-or pay contracts in an aggregate amount not too exceed at any time $12,000,000.

7.5                               Restricted Junior Payments.

Neither Company nor Holdings shall, nor shall either permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may on the Closing Date make a dividend to Holdings in the amount of the Recapitalization Payment, and Holdings may make a dividend in the amount of the Recapitalization Payment plus the net proceeds of the Holdings Notes to its shareholders, (ii)  Company may make Restricted Junior Payments to Holdings (a) in an aggregate amount not to exceed $300,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (other than Management Fees), and (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to repurchase Holdings Capital Stock (or any options rights to acquire such Capital Stock) from any former or current employee of Holdings or its Subsidiaries so long as the aggregate amount of all such repurchases shall not exceed $10,000,000 in the aggregate, and Holdings may repurchase such Capital Stock using the proceeds of such Restricted Junior Payments by Company or, if such Restricted Payments are not made by Company in sufficient amounts to effect such repurchase, Holdings may issue promissory notes in exchange for such Capital Stock and may subsequently redeem such promissory notes, and (iv) so long as no Event of Default under any of subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company may pay Management Fees with respect to and as provided under the terms of the Management Agreements.

7.6                               Maximum Leverage Ratio.

Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio

2nd Fiscal Quarter 2005 through 4th Fiscal Quarter 2005	5.50:1.00
1st Fiscal Quarter 2006 through 4th Fiscal Quarter 2006	5.00:1.00
1st Fiscal Quarter 2007 and thereafter	4.50:1.00

7.7                               Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            any Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving Person;

(ii)           any Foreign Subsidiary that is not a Subsidiary Guarantor may be merged with or into any Subsidiary or be liquidated, wound up or dissolved;

(iii)          Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute or are excluded from the definition of Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iv)          Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business, including the abandonment of any trademarks, trade names or other intellectual property no longer useful in the business of the Loan Parties;

(v)           Company and its Subsidiaries may make Asset Sales of assets having an aggregate, cumulative fair market value not in excess of $1,000,000 per Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b)  the consideration received shall be at least 75% cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

(vi)          in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii)         Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law; and

(viii)        Any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

7.8                               Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (other than a Permitted Equity Contribution Capex) in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than $3,000,000) of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; provided, further that in no event shall the amount of such increase exceed 50% of the Maximum Consolidated Capital Expenditures Amount for such previous Fiscal Year:

Fiscal Year	Maximum Consolidated Capital Expenditures

2005	$9,000,000
2006 and each Fiscal Year thereafter	$6,000,000

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees paid to independent members of the Governing Bodies of Company and its Subsidiaries, (iii) employment agreements in the ordinary course, (iv) performance under the Related Agreements and the Equity Documents (to the extent the same is not otherwise prohibited by this Agreement), (v) payments of fees to Sponsors and their Affiliates on the Closing Date and reimbursement of expenses to Sponsors on the Closing Date, (vi) reimbursement of reasonable out-of-pocket expenses of Sponsors incurred in connection with the Business of Holdings and its Subsidiaries, (vii) reimbursement of Transaction Costs, (viii) distributions to Holdings to permit Holdings to repurchase its Capital Stock as permitted by subsection 7.3(ix) and subsection 7.5(iv), (ix) transactions pursuant to the Management Agreements which are not otherwise prohibited hereunder, (x) the payment of the CEO Payment Amount, or (xi) transactions set forth on Schedule 7.9 annexed hereto.

7.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries that is a Subsidiary Guarantor) or (ii) that Company or any of its Subsidiary Guarantors intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiary Guarantors to any Person (other than Company or any of its Subsidiaries that is a Subsidiary Guarantor) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

7.11                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any businesses other than (i) the personal care business engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.  From and after the Closing Date, Holdings shall not (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents, the First Lien Loan Documents, the Related Agreements, the Equity Documents and the Holdings Note Documents to which it is a party (including, without limitation, the payment of Transaction Costs) and other activities incidental thereto (including the issuance of notes (which are subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent) in payment of redemption price for Holdings’ Capital Stock (or any option rights to acquire such Capital Stock) from any former or current employer of any Loan Party) or (ii) own any assets other than (a) the Capital Stock of Company and (b) Cash and Cash Equivalents in an amount not to exceed $400,000.

7.12                        Amendments or Waivers of Certain Agreements; Amendments of Holdings Note Documents.

A.            Amendments or Waivers of Certain Agreements.  Neither Company nor any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, any Related Agreements after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver, if the effect of such amendment or waiver, together with all other amendments or waivers, would be materially adverse to Company or Lenders.

B.            Amendments of the Holdings Note Documents.  Company shall not, nor shall it permit Holdings or any of its Subsidiaries to, amend or otherwise change or supplement the terms of any Holdings Note Document.  No Loan Party shall grant or permit to be granted any security or guaranty with respect to the Holdings Note Documents.

7.13                        Fiscal Year.

Company shall not and shall not permit any of its Subsidiaries to, change their respective Fiscal Year-end or their respective Fiscal Quarter-ends from that in effect on the Closing Date.

7.14                        OFAC.

Neither Company nor any Subsidiary of Company: (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

Section 8.              EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2                               Default in Other Agreements.

(i)            Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)           breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.2 or Section 7 of this Agreement; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Holdings, Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings, Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Holdings, Company or such Loan Party becoming aware of such default or (ii) receipt by Company or such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)            A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)           an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; provided that each of Holdings and Company (for itself and its Subsidiaries) hereby expressly authorizes Administrative Agent and Lenders to appear in any court conducting any relevant case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)            Holdings, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)           Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $2,500,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Holdings, Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or could reasonably be expected to result in liability of Company, any of its Subsidiaries (including any such liability of their respective ERISA Affiliates for which the Company or its Subsidiaries are jointly and severally liable) in excess of $3,000,000 during the term of this Agreement; or

8.11                        Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Second Priority Lien in any Collateral purported to be covered thereby (other than in accordance with its terms), in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6, 8.7 or 8.11, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due other than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.  The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 9.              ADMINISTRATIVE AGENT

9.1                               Appointment.

A.            Appointment of Administrative Agent.  BNP Paribas is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as Administrative Agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.            Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as Administrative Agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.            Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.            Powers; Duties Specified.  Each Lender irrevocably authorizes of Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agents may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.  Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Loan Party for the purpose of curing any formal defect, in consistency, omission or ambiguity in this Agreement or any Loan Document to which it is a party (without any consent or approval by the Lenders).

B.            No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Sponsors, Holdings, Company or any of its Subsidiaries to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Sponsors, Holdings, Company or any of its Subsidiaries or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall have no liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C.            Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings, Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.            Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Holdings, Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings, Company and its Subsidiaries. Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from such Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5          Resignation of Administrative Agent; Successor Administrative Agent.  Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

9.6                               Intercreditor Agreement; Collateral Documents and Guaranties.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Intercreditor Agreement and each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document, the Intercreditor Agreement, the Holdings Subordination Agreement and each Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of or departure from any provision contained in any Collateral Document, the Intercreditor Agreement, the Holdings Subordination Agreement or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior written consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subject to the Intercreditor Agreement, subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Intercreditor Agreement and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.  Without limiting the foregoing, in the event the First Lien Credit Agreement is refinanced or replaced following the Closing Date, Administrative Agent is authorized by Lenders to, enter into a replacement Intercreditor Agreement substantially similar to the Intercreditor Agreement as in effect on the

Closing Date, or as subsequently amended, restated, supplemented or modified pursuant to the terms hereof and thereof.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant as agent and trustee with the effect that the Lenders each become beneficiaries of the trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) except in connection with any such pledge agreement where Administrative Agent holds the security as agent and trustee for the Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                               Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due to Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.            MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.            General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.            Assignments.

(i)            Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of Term Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 (or $250,000 in the case of any assignment of a Term Loan by a Lender or an Approved Fund to a Lender or an Approved Fund that in each case has, or is affiliated with or managed by a Lender with Affiliates and/or Approved Funds that collectively have, aggregate Term Loan Exposure of not less than $1,000,000), unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent, and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld or delayed).

                                Upon such execution, and delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto, with appropriate insertions, to reflect the amounts of the outstanding Term Loans of the assignee and/or the assigning Lender.  Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.  Notwithstanding the foregoing, in the case of an assignment to an Eligible Assignee which is, immediately prior to such assignment, an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, such assignment shall be effective between such assigning Lender and its Affiliate or Approved Fund (as the case may be) immediately without compliance with the conditions for assignment under this subsection 10.1B, but shall not be effective with respect to Company, Administrative Agent, any Issuing Lender or any Lender, and Company, Administrative Agent, each Issuing Lender and each

Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under this subsection 10.1B have been complied with.

(ii)           Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) (if required) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii)          Deemed Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

C.            Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such

Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.  A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

D.            Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Information.  Each Lender may furnish any information concerning Holdings, Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.             Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under this Agreement and any environmental audits or reports provided for under this Agreement; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and including any such proceeding initiated by or on behalf of a Loan Party, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default and consultation with Administrative Agent, each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents (including any bid or purchase at public or private sale) or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

A.            No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or any other Loan Documents (other than Hedge Agreements), and no consent to any departure by Loan Party or any other Person therefrom, shall in any event be effective without the prior written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which:

(a)           extends the final scheduled maturity of any Loan or Note, or reduces the rate or extends the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduces the principal amount thereof (except to the extent repaid in cash) shall not be effective without the prior written consent of each Lender directly affected thereby; or

(b)           (i) releases all or substantially all of (x) the Collateral (except as expressly provided in the Loan Documents) under all the Collateral Documents, or (y) the Loan Parties (except as expressly provided in the Loan Documents) from their obligations under any of the Guaranties; (ii) amends, modifies or waives any provision of this subsection 10.6; (iii) reduces the percentage specified in the definition of “Requisite Lenders”; and (iv) consents to the assignment or transfer by Company of any of its rights and obligations under this Agreement or any other Loan Document shall be effective only if evidenced in a prior writing signed by or on behalf of all Lenders.

In addition, (i) no amendment, modification, termination or waiver which shall increase the Commitment of any Lender over the amount then in effect or postpone the scheduled date of expiration of the Commitment of any Lender shall be effective without the prior written consent of such Lender (it being understood that, waivers or modifications of conditions precedent, covenants, Potential Events of Default or Events of Default shall not constitute an increase of the Commitment of any Lender) and (ii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

B.            Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and any Issuing Lender shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by Administrative Agent, Lenders and the Loan Parties.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9                        Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies CumulativeError! Bookmark not defined..

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12                 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14                 Release of Security Interest or Guaranty.

Subject to the terms of the Intercreditor Agreement, upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.15                 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or Administrative Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE

LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19                 Confidentiality.

Each Lender shall hold all non-public information of a confidential nature obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify

Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examinations or inquiries of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements (which may include any of Company’s or its Subsidiaries’ trade names or corporate logos) in publications of its choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to any of Company’s or its Subsidiaries’ corporate websites) at its own expense.

10.20                 USA Patriot Act.

                                Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

10.21                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.22      Intercreditor Agreement.

EACH LENDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH LENDER.  THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE FIRST LIEN CREDIT AGREEMENT TO EXTEND CREDIT TO COMPANY AND SUCH

LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	MD BEAUTY, INC.

	By:	/s/ Leslie A. Blodgett
		Name:	Leslie A. Blodgett
		Title:	President and Chief Executive Officer

Notice Address:
425 Bush Street
San Francisco, CA 94108

HOLDINGS:	STB BEAUTY, INC.

	By:	/s/ Leslie A. Blodgett
		Name:	Leslie A. Blodgett
		Title:	President and Chief Executive Officer

Notice Address:
c/o Berkshire Partners LLC
One Boston Place
Suite 3300
Boston, MA 02108

LENDERS:
BNP Paribas,
individually and as Administrative Agent

	By:	/s/ Amy Kirschner
		Name:	Amy Kirschner
		Title:	Director

	By:	/s/ M. Finkelman
		Name:	M. Finkelman
		Title:	Managing Director

Notice Address:
787 Seventh Avenue, 32nd Floor
New York, NY 10019
Attention: Amy Kirschner